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                                                                            NEWS
[HARRIS LOGO]


              HARRIS CORPORATION DECLARES TWO-FOR-ONE STOCK SPLIT;
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                          INCREASES DIVIDEND 16 PERCENT
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         MELBOURNE, Florida, August 25, 1997 -- The Board of Directors of Harris
Corporation has declared a two-for-one stock split and approved a 16 percent increase in the company's dividend.

         The stock split will be made in the form of a stock dividend, using shares already authorized by previous shareholder action. The stock split will apply to shareholders of record September 4, 1997, with stock split certificates mailed to shareholders on or after September 26, 1997.

         The dividend increase will raise the annual common stock dividend from $1.52 to an indicated rate of $1.76 per share. In line with this action, the Board declared a quarterly dividend of $.44 per share, which is payable on September 12, 1997 to shareholders of record at the close of business on September 4, 1997. Following the stock split, the indicated annual dividend rate on the company's common stock will be $.88 per share.

         The dividend increase represents the fifth such increase in the past five years. The company has an unbroken record of dividend payments for more than 50 years.

         "The stock split and dividend increase reflect our goal of continuing to enhance shareholder value," said Phillip W. Farmer, Harris chairman and CEO. "The two-for-one stock split makes our market price more accessible to a larger number of individual investors, which should expand the market for our stock."

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         Fiscal 1997 was a record year for Harris -- representing the sixth straight year of double-digit earnings growth. Last month, Harris reported record performance for the year ended June 27, with orders, sales, net income, and earnings per share all rising to new highs. The company reported earnings per share for the year were up 15 percent to $5.27 versus $4.58 for the previous year. Net income rose to $207.5 million compared with $178.4 million. Sales also reached record levels, increasing to $3.8 billion.

         Harris Corporation is an international communications and electronics company that provides products and services in more than 150 countries. The company uses its broad base of technologies to develop products and systems in areas such as wireless and personal communications, digital television (HDTV), health care information, multimedia communications, automotive electronics, transportation, business information, defense communications and information, Lanier office products, and others.

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Editor's Note: For further information, contact Jim Burke at 407-727-9126 or
jburke@harris.com. Additional information on Harris is also available on the Internet through our World Wide Web Address: http://www.harris.com/